Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2007, relating to the financial statements and financial statement schedule of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2006 and 2005) appearing in the Annual Report on Form 10-K of Florida Power Corporation d/b/a Progress Energy Florida, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Raleigh, North Carolina
December 13, 2007